ITEM 77c - SHAREHOLDER MEETING RESULTS



A Special Meeting of Shareholders of Edward D. Jones & Co. Daily Passport Cash Trust was held on March 29, 1999. On January 29, 1999, the record date for shareholders voting at the meeting, there were 7,600,494,604 total outstanding shares. The following items were considered by shareholders and the results of their voting were as follows:

				 	Abstentions and		Withheld Authority
Agenda Item	For	Against		Broker Non-Votes		to Vote

1.  Election of Trustees :*

Thomas G. Bigley
	       3,156,591,584						108,927,638

John T. Conroy, Jr.
	       3,156,591584						108,927,638

Nicholas P. Constantakis
	      3,156,591584						108,927,638

John F. Cunningham
	      3,156,591584						108,927,638

J. Christopher Donahue
	      3,156,591584						108,927,638

Peter E. Madden
	      3,156,591584						108,927,638

Charles F. Mansfield, Jr.
	      3,156,591584						108,927,638

John E. Murray, Jr.,J.D., S.J.D.
	      3,156,591584						108,927,638

John S. Walsh
	     3,156,591584						108,927,638


2. To ratify the selection of Ernst & Young LLP as the fund's independent auditors:

	3,086,305,664      39,337,068      139,876,490

3.  To make changes to the fund's fundamental investment policies:

(a) To amend the fund's fundamental investment policy on diversification of its investments:

 	2,974,458,060      123,870,084	   167,191,078

(b) To make non-fundamental, and to amend, the fund's fundamental investment policy regarding the maturity of money market instruments:

 	2,995,452,925      92,563,779      177,502,518

(c) To make non-fundamental, and to amend, the fund's fundamental investment policy regarding restricted securities:

	2,929,000,797      147,827,124     188,691,301

(d) To make non-fundamental the fund's policy prohibiting investments in securities to exercise control of an issuers:

	2,937,236,422      144,057,231     184,225,569

(e) To make non-fundamental, and to amend, the fund's authority to invest in the securities of other investment companies:

	2,937,315,614      157,837,291     170,366,317

(f) To amend the fund's fundamental investment policy regarding borrowing to permit the purchase of securities while borrowings are outstanding:

	2,855,333,288      222,632,369     187,553,565


4.  To eliminate certain of the fund's fundamental investment policies:

(a) To remove the fund's fundamental investment policy on investing new issuers:

        2,920,471,275      158,670,483     186,377,464

(b) To remove the fund's fundamental investment policy on investing in oil, gas, and minerals:

	2,893,529,759 	   186,991,695	   184,997,768

(c) To remove the fund's fundamental investment policy on investing in issuers whose securities are owned by Officers and Trustees:

        2,788,575,907	   289,780,696	   187,162,619

(d) To remove the fund's fundamental investment policy on investing in options:

	2,819,541,227      257,736,514	   188,241,481

(e) To remove the fund's fundamental investment policy regarding the average maturity of securities in the fund's portfolio:

         2,968,139,052	   113,678,694	   183,701,476

5.  To approve amendments and restatements to the fund's Declaration of Trust:

(a)  To permit the fund to add series and classes of shares:

         2,929,147,880	   156,902,524	   179,468,818

(b) To require the approval of a majority of the outstanding voting shares in the event of the sale or conveyance of the fund to another trust or corporation:

	 2,951,658,305	   140,030,924	   173,829,993

(c) To permit the Board of Trustees to liquidate assets of the fund without seeking shareholder approval:

         2,797,967,449     280,912,852	   186,638,871



* The following Trustees continued their terms as Trustees: John F. Donahue, Lawrence D. Ellis, M.D. and Marjorie P. Smuts.